Exhibit 16.1

February 14, 2020

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

RE: RC-1, Inc. Changes in Registrant’s Certifying Accountant

We have read the statements of RC-1, Inc., pertaining to our firm included under Item 4.01 of Form 8-K dated February 11, 2020 and agree with such statements as they pertain to our firm. We have read Item 4.01, captioned “Changes in Registrant’s Certifying Accountant,” of the Current Report on Form 8-K of RC-1, Inc., and are in agreement with the statements therein as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Sincerely,

Certified Public Accountants

Fort Lauderdale, Florida